Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HubSpot, Inc. of our report dated February 16, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HubSpot, Inc.’s Annual Report on Form 10K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 16, 2021